Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2005

Dear Shareholders, Customers and Employees,

The management of United is pleased to report that the Company’s third quarter and year-to-date earnings continue to improve.  Year-to-date net income for 2005 was $3.4 million ($0.91 per share) compared to $2.7 million ($0.74 per share) for the same period in 2004, a 24% increase. The Company’s 2005 return on shareholders’ equity increased to 10.12% from 8.42% for the same period in 2004.

It should also be noted that the Company’s 2005 year-to-date dividends paid of $0.36 per share represents a 9% increase over the $0.33 per share paid for the same period in 2004.

In spite of continual upward pressure on operational expenses, we continue to work diligently to control costs.  These successful efforts were reflected in an improved year-to-date efficiency ratio of 66.09% for 2005 compared to 71.28% for 2004. In addition, the Company experienced positive increases in loan balances and net interest margin for the third quarter and year-to-date.

As we plan for 2006 and the future, we look forward to continuing to serve our shareholders and meeting the needs of our customers.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Highlights (unaudited)

Nine Months

Nine Months

Ended

Ended

September 30, 2005

September 30, 2004

(dollars in thousands, except share data)

CONDENSED STATEMENT OF INCOME

Interest income

$22,387

$19,638

Interest expense

8,827

7,821

    Net interest income

13,560

11,817

Provision for loan losses

512

275

    Net interest income after provision for loan losses

13,048

11,542

Non-interest income

2,038

2,266

Non-interest expenses

10,714

10,470

    Income before income taxes

4,372

3,338

Provision for income taxes

1,010

633

Net income

$3,362

$2,705

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Average common shares outstanding

3,690,825

3,666,842

PER COMMON SHARE

Net income

$0.91

$0.74

Cash dividends

$0.36

$0.33

Book value

$12.11

$12.18

Closing price

$16.20

$15.50

FINANCIAL RATIOS

Return on average assets

0.81%

0.70%

Return on average equity

10.12%

8.42%

Net interest margin

3.64%

3.50%

Efficiency ratio

66.09%

71.28%

Loans to deposits

87.92%

82.50%

Allowance for loan losses to loans

0.83%

0.86%

Cash dividends to net income

39.43%

44.82%

PERIOD END BALANCES

As of

As of

September 30, 2005

December 31, 2004

Assets

$541,227

$559,323

Loans

$313,896

$305,790

Deposits

$357,527

$369,767

Shareholders’ equity

$43,993

$44,229

Common shares outstanding

3,631,449

3,688,981

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

H. Edward Rigel

Robert L. Dillhoff

David P. Roach

Joe S. Edwards, Jr.

R. Steven Unverferth

P. Douglas Harter

James N. Reynolds— Chairman

Daniel W. Schutt—President/CEO

Bonita R. Selhorst—Secretary

Brian D. Young—CFO/Treasurer

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

William R. Perry

Robert L. Dillhoff

James N. Reynolds

Joe S. Edwards, Jr.

H. Edward Rigel

P. Douglas Harter

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

R. Steven Unverferth

James A.O’Neill, M.D.

Daniel W. Schutt—President/CEO/Chairman

INVESTOR MATERIALS:

Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about The Union Bank Company are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Office

Locations

Bowling Green

1204 W. Wooster St.

419-353-6088

Columbus Grove

100 S. High St.

419-659-2141

Delphos

114 E. 3rd St.

419-692-2010

Gibsonburg

230 W. Madison St.

419-637-2124

Kalida

110 E. North St.

419-532-3366

Leipsic

318 S. Belmore St.

419-943-2171

Lima—Downtown

215 W. Market St.

419-228-2114

Lima—East

1410 Bellefontaine Ave.

419-229-6500

Lima—West

3211 Elida Rd.

419-331-3211

Ottawa

245 W. Main St.

419-523-2265

Pemberville

132 E. Front St.

419-287-3211